EXHIBIT 99.1







FOR IMMEDIATE RELEASE                         Contact:  Michael J. Jeffries
                                              (732) 542-2800
December 8, 2005



                OSTEOTECH RECEIVES ITS THIRD FDA 510(K) CLEARANCE


Osteotech, Inc. (NASDAQ: OSTE) announced today that the Food and Drug Administration ("FDA") has cleared its 510(k) application for Viagraf(TM) DBM Paste, one of Osteotech's private label tissue forms, for use as a bone void filler in orthopedic procedures. In these procedures, Viagraf(TM) DBM Paste is intended to be used to fill bone defects in the extremities that may be created surgically or by traumatic injury to the bone.

Sam Owusu-Akyaw, Osteotech's President and Chief Operating Officer, stated, " We are very pleased that three of the five 510(k) applications filed with the FDA by the Company for its family of DBM products have been cleared so far, with all the claims that we had requested. We continue to work diligently with the FDA on the remaining two 510(k) applications covering the remainder of our DBM family of products and look forward to receiving FDA clearance in the near future."

The Company previously announced on November 29, 2005 that it had received 510(k) clearance for Grafton Plus(R) DBM Paste for use in orthopedic procedures and announced on December 5, 2005 that it had received 510(k) clearance for Grafton Plus(R) DBM Paste for use in dental, oral and cranio/ maxillofacial procedures.

Certain statements made in this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that the actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of the FDA to clear the Company's additional 510(k) submissions for its Grafton(R) DBM and private label product lines, the continued acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in their marketplace, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual

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report on Form 10-K for the year ended  December  31, 2004 and the Form 10-Q for each of the first three quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of December 8, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech or this press release, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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